Exhibit 4.1

QUANTUM CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
INDUCEMENT AWARD

Quantum Corporation (the “Company”) hereby grants you, ELIZABETH KING (the “Employee”), the number of Restricted Stock Units under the terms and conditions of Appendix A indicated below (the “Award”). Capitalized terms used and not defined herein will have the meaning set forth in Appendix A. Subject to the provisions of Appendix A, the principal features of this Award are as follows:

Number of Restricted Stock Units:	150,000
Scheduled Vesting Dates:	Number of Units:
April 1, 2020	50,000
April 1, 2021	50,000
April 1, 2022	50,000

IMPORTANT:
By electronically accepting this Award, you agree that this Award is subject to all of the terms and conditions contained in Appendix A. For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 3 through 5 of Appendix A. Also, your acceptance of this Award means that you agree that the Company may use and transfer your personal information as described in paragraph 14 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A WHICH, TOGETHER WITH THIS NOTICE, CONSTITUTES YOUR RESTRICTED STOCK UNIT AGREEMENT (THE “AGREEMENT”) AND CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT.
In addition, by accepting this Award, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” Please be sure to retain a copy of your electronically signed Agreement; you may obtain a paper copy at any time and at the Company’s expense by requesting one from the Company’s Stock Administration Department (see paragraph 12 of Appendix A).

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APPENDIX A - TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT INDUCEMENT AWARD
1. Grant. The Company hereby grants to the Employee the number of Restricted Stock Units indicated on the cover notice of this Agreement, subject to the terms and conditions set forth in this Appendix A of the Agreement, including the exhibits hereto, as an inducement material to the Employee becoming an employee of the Company. When Shares are issued to the Employee in payment for the Restricted Stock Units, par value will be deemed paid by the Employee for each Restricted Stock Unit by past services rendered by the Employee and will be subject to the appropriate tax withholdings.

2. Company’s Obligation to Pay. On any date, a Restricted Stock Unit has a value equal to the Fair Market Value of one Share. Unless and until the Restricted Stock Units have vested in accordance with the Vesting Schedule set forth on the cover notice of this Agreement, the Employee will have no right to payment of the Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, Restricted Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in paragraph 4, and subject to paragraph 5, the Restricted Stock Units subject to this grant will vest as to the number of Restricted Stock Units, and on the dates shown, on the cover notice of this Agreement. Restricted Stock Units will only vest if the Employee’s Continuous Status as an Employee is not interrupted through the date on which the Restricted Stock Units otherwise are scheduled to vest.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of all or a portion of the Restricted Stock Units at any time, subject to the terms of the Agreement. If so accelerated, such Restricted Stock Units will be considered as having been earned (vested) as of the date specified by the Administrator. Notwithstanding anything in the Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the interruption of the Employee’s Continuous Status as an Employee (provided that such interruption is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Employee is a “specified employee” within the meaning of Section 409A at the time of such interruption and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Employee on or within the six (6) month period following the interruption of the Employee’s Continuous Status as an Employee, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of such interruption, unless the Employee dies during such six (6) month period, in which case, the Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 8. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section
409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement,
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

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5. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3 or 4 will be forfeited and cancelled automatically on the first to occur of (a) the date the Employee’s Continuous Status as an Employee is interrupted or (b) the Termination Date set forth on cover notice of this Agreement, if applicable.

6. Payment after Vesting. Subject to paragraph 4, Restricted Stock Units that vest will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, but in each such case no later than the date that is two- and-one-half months from the end of the Company’s tax year that includes the vesting date or, if later, the date that is two-and-one-half months from the end of the calendar year that includes the vesting date. Notwithstanding the foregoing, and if permitted by the Administrator, the Employee may elect to defer the payout of vested Restricted Stock Units by properly completing and submitting a Restricted Stock Unit Deferral Election to the Company in accordance with the directions on the Election form and such rules and procedures as shall be determined by the Administrator in its sole discretion, which rules and procedures shall comply with the requirements of Section 409A, unless otherwise expressly determined by the Administrator.

7. Death of the Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Responsibility for Taxes. The Employee acknowledges that, regardless of any action the Company or, if different, the Parent or Subsidiary employing the Employee (the “Employer”) takes with respect to any or all income tax, social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to the Award and legally applicable to the Employee (“Tax- Related Items”), the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount to be withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee is subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

If any tax withholding is required when Shares are issued as payment for vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax-Related Items are due, the Company will withhold a portion of the Shares that has an aggregate market value sufficient to pay all Tax-Related Items. In addition and to the maximum extent permitted by law, the Company (or the Employer) has the right to retain without notice from any fees, salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax-Related Items

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that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Stock Unit Award. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for payment of such Tax-Related Items before they arise. Further, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require the Employee to satisfy the Tax-Related Items, in whole or in part, by selling a sufficient number of Shares otherwise deliverable to the Employee through such means as the Company may determine in its sole discretion, including through a broker-assisted arrangement or otherwise, equal to the amount to be withheld (and any associated broker or other fees, as applicable).

To avoid negative tax consequences, if Tax-Related Items are satisfied by withholding in Shares otherwise issuable, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory rates or other applicable withholding rates, including maximum applicable rates, in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. In addition, if the obligation for Tax-Related Items is satisfied by withholding in Shares, the Employee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Stock Units.

Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax-Related Items that the Company determines must be withheld or collected with respect to the Restricted Stock Units. If the Employee fails to make satisfactory arrangements for the payment of any Tax-Related Items at the time any applicable Restricted Stock Units otherwise vest pursuant to this Agreement, or at the time any Tax-Related Items with respect to the Restricted Stock Units otherwise are due, the Employee permanently will forfeit such Restricted Stock Units and any right to receive the Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

9. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. Except as provided in paragraph 11, after such issuance, recordation, and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Effect on Employment. The Employee's employment with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Employee's employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Employee (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the cover notice of this Agreement do not constitute an express or implied promise of continued employment for any period of time.

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11. Changes in Shares. In the event that as a result of a dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), stock split, reverse stock split, repurchase or exchange of Shares or other securities of the Company, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, split-up, spin-off or other reorganization, or other change in the corporate structure of the Company affecting the Shares, the Restricted Stock Units will be increased, reduced or otherwise changed, as the Administrator deems necessary or appropriate in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Award, and by virtue of any such change the Employee will in his capacity as owner of unvested Restricted Stock Units which have been awarded to him (the “Prior Units”) be entitled to new or additional or different restricted stock units, cash, securities (other than rights or warrants to purchase securities) or other property, such new or additional or different restricted stock units, cash, securities or other property will thereupon be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to this Agreement. If the Employee receives rights or warrants with respect to any Prior Units, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional units, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of the Company’s Stock Administration Department, at Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Data Privacy Notice. All of Employee’s information that is described or referenced in this Agreement may be used by the Company and its Subsidiaries and affiliates to administer and manage Employee’s Award. Employee understands that he or she may contact the Company’s international privacy officer if Employee needs to update or correct any of the information. The Company will transfer this information to, and store this information in one or several of its U.S. offices. In addition, if necessary to administer and manage Employee’s Award, the Company may transfer to, or share this information with its Subsidiaries and affiliates and any third party agents acting on the Company’s behalf to provide services to Employee, or any other third parties or governmental agencies, as required or permitted by law or the Safe Harbor framework established by the U.S. Department of Commerce. In particular, without limitation, the Company has engaged eTrade and any entity controlled by,

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controlling, or under common control with eTrade (“eTrade’s affiliates”; and together with eTrade collectively “eTrade”) to provide brokerage services and to help administer the Company’s stock plans. eTrade is acting primarily as a data processing agent under the Company’s instructions and directions, but eTrade reserved the right to share Employee’s information with eTrade’s affiliates. Except as provided in this Section or as required or permitted by law or the Safe Harbor framework established by the U.S. Department of Commerce, the Company will not disclose Employee’s information outside the Company without Employee’s consent.

Unless Employee notifies Company within 30 days of the grant of the Restricted Stock Units the Company may use and transfer Employee’s personal information as described in this paragraph14, particularly as it concerns transfers to eTrade. Employee understands that the Award is entirely voluntary and that his or her denial of consent does not have any adverse effects other than surrender of the Award.

15.    Securities Law, Investment Representations, Restrictive Legends and Stop-Transfer Orders.

(a) Employee may not be issued any Shares under the Award unless either (a) the Shares are registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”); or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award also must comply with other Applicable Laws and regulations governing the Award, and Employee will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company will have no liability for failure to issue or deliver any Shares pursuant to this Award unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

(b) In connection with the grant of the Award and the acquisition of Shares under the
Award, Employee represents to the Company the following:

(i) Employee is aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Employee is acquiring the Shares for investment for Employee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Employee does not have any present intention to transfer the Shares to any other person or entity.

(ii) Employee understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Employee’s investment intent as expressed herein.

(iii) Employee further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Employee further acknowledges and understands that the Company is under no obligation to register the securities. Employee understands that the certificate evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Company.

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(iv) Employee is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Employee understands that the Company provides no assurances as to whether Employee will be able to resell any or all of the Shares pursuant to Rule 144, which rule requires, among other things, that the Company be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this subparagraph (iv), Employee acknowledges and agrees to the restrictions set forth in subparagraph (v) below.

(v) Employee further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(vi) Employee represents that Employee is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Employee also agrees to notify the Company if Employee becomes subject to such disqualifications after the date hereof.

(vii) Employee represents that Employee is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(viii) Employee acknowledges that sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

(c) Any stock certificate or, in the case of uncertificated securities, any notice of issuance, for the Shares shall bear the following legends (as well as any legends required by the Company or applicable U.S. state and federal corporate and securities laws):

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE
SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

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(ii)    Any legend required by appropriate U.S. blue sky officials.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

17. Additional Conditions to Issuance of Certificates for Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the settlement of Restricted Stock Units pursuant to paragraph 6, such settlement will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or future grants of Restricted Stock Units by electronic means or to request Employee’s consent to the terms and conditions of the Award by electronic means. Employee hereby consents to receive such documents by electronic delivery and, if requested, to accept this or future grants of Restricted Stock Units through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Agreement Governs. The Award is subject to all terms and provisions of the Agreement. By accepting this Award, the Employee expressly warrants that he or she has received a right to an equity based award, and has received, read, and understood this Agreement.

20. Administrator Authority. The Administrator will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation, and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company, and all other interested persons. No person acting as the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Agreement.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this
Agreement.

23. Modifications to the Agreement. This Agreement, together with the Employee’s Change of Control Agreement (or any similar severance or change of control arrangement), constitute the entire understanding of the parties on the subjects covered. The Employee expressly warrants that

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he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained in the documents described in the preceding sentence. Notwithstanding the preceding, the Change of Control Agreement shall apply to this Award only to the extent provided in Exhibit A. Modifications to this Agreement may be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with these Restricted Stock Units (including settlement or payment thereof), provided that no such revision may materially reduce the economic benefits provided or intended to be provided under this Agreement. Further, in no event will the Company (or any of its Parent or Subsidiaries) reimburse the Employee for any taxes imposed or other costs incurred as a result of Section 409A.

24. Notice of Governing Law. This Award shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California in United States of America, and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and in no other courts, where this grant is made and/or to be performed.

25. Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee.

Exhibit A

Change of Control Agreement

To the extent Employee entered into a Change of Control Agreement with the Company (as may be amended from time to time) and while Employee’s Change of Control Agreement remains effective, this Restricted Stock Unit Award will be subject to any vesting acceleration provisions set forth in the Employee’s then-effective Change of Control Agreement (including for example and without limitation, the vesting acceleration being subject to Employee entering into and not revoking a release of claims in favor of the Company).
Exhibit B

General Provisions

1.    General. The provisions of this Exhibit A apply to the Award.

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2.    Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Award, in accordance with Section 3 of Exhibit B.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Award is granted.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Change in Control” means the occurrence of any of the following events:\

(i) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company at the time of the acquisition of the additional stock will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly

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or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(g)    “Common Stock” means the common stock of the Company.

(h)    “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.

(i) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Service Status as an Employee shall not be considered interrupted or terminated in the case of: (i) Company approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company,

(j)    “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory

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standards adopted by the Administrator from time to time.

(l) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii) In the absence of an established market for the Common Stock, the
Fair Market Value will be determined in good faith by the Administrator.

(o)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(p)    “Outside Director” means a Director who is not an Employee or Consultant.

(q)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r)    “Participant” means the holder of the Award.

(s) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(t)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to
Rule 16b-3, as in effect when discretion is being exercised with respect to the Award.

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(u)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(v) “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(w)    “Share” means a share of the Common Stock, as adjusted in accordance with
Section 6 of Exhibit B.

(w) “Subsidiary” means a “subsidiary corporation or company,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Administration of the Agreement.

(a)    Procedure.

(i) General. The Award will be administered by (A) the Board or (B) a
Committee, which committee will be constituted to satisfy Applicable Laws.
(ii) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Award and any of the functions assigned to it in this Agreement. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Agreement, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to construe and interpret the terms of the Agreement;

(ii) to prescribe, amend and rescind rules and regulations relating to the

(iii) to modify or amend the Agreement (subject to Section 23 of the

(iv) to allow the Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under the Award; any

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combination thereof;

(v) to determine whether the Award will be settled in Shares, cash or in

(vi) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under the Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(vii) to require that the Participant’s rights, payments and benefits with respect to the Award (including amounts received upon the settlement of the Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award, as may be specified in the Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of the Award; and

(viii)    to make all other determinations deemed necessary or advisable for administering the Agreement.
(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on the Participant and any other holders of the Award and shall be given the maximum deference permitted by law.

4. Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both. No right to receive any ordinary cash dividends will exist with respect to any unvested Shares under the Award. In the event of any extraordinary cash dividend payable with respect to Shares, the extraordinary cash dividends payable with respect to the unvested Shares under the Award, if any (as determined in accordance with Section 6 of Exhibit B and/or other applicable provisions of the Agreement), will be subject to the same restrictions on vesting, transferability and forfeitability as the Shares subject to the Award with respect to which the dividends are payable.

5. Leaves of Absence/Transfer Between Locations. If determined by the Administrator (in its discretion and on a case-by-case basis) or as otherwise required by Applicable Law, vesting of the Award will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

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6. Dissolution or Liquidation; Merger or Change in Control.

(a) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify the Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not become previously vested, the Award will terminate immediately prior to the consummation of such proposed action.

(b) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, the Award will be treated as the Administrator determines, including, without limitation, that the Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all equity awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award, all vesting restrictions on Restricted Stock Units will lapse, and, with respect to an Award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

For the purposes of this subsection (b), the Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the transaction.

Notwithstanding anything in this Section 6(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-transaction corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

7. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Awards and/or Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or

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advisable for the grant or vesting of the Award or the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to grant the Award, to allow vesting of the Award or to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

8. Forfeiture Events. The Administrator may require the application of this Section with respect to the Award to the extent required under Applicable Laws. The Participant’s rights, payments, and benefits with respect to the Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

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